Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, made on August 31, 2003, and effective as of the effective date of the Second Amended Plan of Reorganization of Metromedia Fiber Network. Inc.. et. al., dated July 1, 2003. as filed July 16, 2003, as the same may be amended from time to time (the “Effective Date”), by and between AboveNet Inc. (the “Company”). a Delaware corporation having its principal offices at 360 Hamilton Avenue, White Plains, New York 10601 and Michael A. Doris. residing at 10 Nathan Court, Syosset, New York 11791 (the “Employee”).

W I T N E S S E T H:

WHEREAS, Metromedia Fiber Network. Inc. (“MFN”) has employed the Employee as Senior Vice President and Chief Financial Officer; and

WHEREAS, the Company is the successor corporation to MFN after the Effective Date; and

WHEREAS, the parties hereto now desire to provide for the continued employment of the Employee by the Company after the Effective Date on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

1.                                            Employment; Term.

(a)                                       The Company hereby agrees to employ the Employee, and the Employee hereby agrees to serve, as Senior Vice President and Chief Financial Officer during the Term (defined below).

(b)                                      The term (the “Term”) of the Employee’s employment hereunder will commence on the Effective Date and, unless sooner terminated as provided in Section 8 hereof, will terminate at the end of the day which is the third anniversary of the Effective Date; provided, however, the Term will be automatically extended, unless sooner terminated as provided in Section 8 hereof, for successive additional one-year periods, unless at least 120 days prior to the end of the Term, the Company or the Employee has notified the other in writing that the Term will not be extended.

(c)                                       In the event that the Employee’s employment is not renewed after the Term or after the end of any subsequent renewal period, the unvested portion of the Option (defined in Section 4) and unvested Stock Units (as defined in Section 5) will be forfeited. The vested portion of the Option will remain exercisable for three years after the termination of employment.

2.             Duties.

(a)           The Employee will have such powers and duties reasonably consistent with Employee’s position as Senior Vice President and Chief Financial Officer and Employee will perform such duties as assigned to him by the Chief Executive Officer of the Company (the “CEO”) or as reasonably requested by the Board of Directors of the Company (the “Board”). The Employee agrees to perform his duties and exercise his authority pursuant to the direction and control of the CEO and will report to the CEO. The Employee will perform his duties diligently, faithfully and to the best of his ability and in accordance with sound business practices.

(b)           The Employee will devote substantially all his business time and attention to his duties and responsibilities hereunder, subject to paid vacations and holidays as hereinafter set forth in Section 7 of this Agreement.

3.             Compensation.

(a)           Base Salary.  During the Term, for all the services rendered by the Employee in all capacities hereunder, the Employee will receive an annual base salary of Two Hundred and Forty Thousand Dollars ($240,000) dollars (the “Base Salary”) subject to required deductions and withholdings or as otherwise required by law, payable in accordance with the standard payroll practices of the Company then in effect which is currently bi-weekly. Base Salary may be increased but not decreased during the Term.

(b)           Bonus Plan.  In addition to the Base Salary set forth in Section 3(a) hereof, the Employee will be entitled to participate in the Company’s bonus program (the “Bonus Plan”) which is based on the achievement of annual performance and other targets.

(i)            Calendar Year 2003. With respect to calendar year 2003, the Employee will be entitled to a bonus equal to: (A) 35% of his Base Salary if the Company achieves 100% of the Ten Million Eight Hundred Thousand Dollar ($ 10,800,000) Earnings Before Interest, Taxes, Depreciation, Amortization and Restructuring Costs target (the “2003 EBITDAR Target”) under the March 2003 Company Business Plan (the “Business Plan”); or (B) 15% of his Base Salary if the Company achieves 75% of the 2003 EBITDAR Target under the Business Plan. If the Company achieves between 75% and 100% of 2003 EBITDAR Target under the Business Plan, the applicable percentage of Base Salary will be pro-rated between 15% and 35%. The Compensation Committee, in its sole discretion, will determine whether the 2003 EBITDAR Target has been achieved.

(ii)           Calendar Year 2004 and Thereafter. The annual performance and other targets and the potential payouts under the Bonus Plan for calendar year 2004 will be determined by the Compensation Committee of the Board (the “Compensation  Committee”) within 180 days following the Effective Date. Performance targets and other targets and the potential bonus payouts for calendar years after 2004 will be determined by the Compensation Committee from time to time.

(c)                                  Special Payment.  Within fifteen business days of the Effective Date, the Company will pay the Employee Sixty Thousand Dollars ($60,000). By executing this Agreement, the Employee waives his rights, as of the Effective Date, to any payment with respect to Success Payment C and/or Success Payment D pursuant to Sections IV(c)(iv) and (v) (the “Success Payments”) of the Metromedia Fiber Network, Inc. Employee Plans (the “KERP”).

4.                                            Stock Options.

(a)                                       The Employee will be granted, as of the Effective Date, an Option under the Company Management Incentive Plan (the “Incentive Plan”) with a ten-year term to purchase 16,500 shares of the Company’s common stock (the “Option”). The Option will bear an exercise price equal to $20.95 per share (the “Exercise Price”). One-third of the Option will vest (i.e., become non-forfeitable) and become exercisable on the first anniversary of the Effective Date, and an additional one-third of the Option will vest and become exercisable on each of the second and third anniversaries of the Effective Date. The Option will be granted pursuant to such terms and conditions as set forth in an agreement to be entered into between the Employee and the Company (the “Option Agreement”).

(b)                                      In the event of a “Change in Control” (as such term is hereinafter defined) during the Term, 50% of the unvested portion of the Option will immediately vest and become exercisable, and the vested portion of the Option will remain exercisable for the remaining ten-year term of the Option. For the remaining unvested portion of the Option: (i) if, following the Change in Control, Company stock continues to be publicly traded (for example, a merger where the Company is the surviving entity), the unvested portion of the Option will continue to vest as set forth in the Incentive Plan, (ii) if, following the Change in Control, Company stock does not continue to be publicly traded (for example, in an asset purchase or in a merger whereby the other party is the surviving entity), then: (A) if the transaction is a stock transaction, the unvested portion of the Option will continue to vest as set forth in the Incentive Plan and will be converted into acquirer stock according to the exchange ratio set forth in the transaction, or (B) if the transaction is a cash transaction, the unvested portion of the Option will continue to vest as set forth in the Incentive Plan but upon vesting, when the Employee seeks to exercise the Option, the Company will pay the Employee the corresponding cash value equal to the excess of: (x) the value per share paid in the cash transaction, minus (y) the Exercise Price of the Option.

(c)                                       For purposes of this Agreement, the term “Change in Control” means the occurrence of any of the following events:

(i)                                          any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of common stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities;

(ii)                                       a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities will not constitute a Change in Control of the Company; or

(iii)                                    the shareholders of the Company approve a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets other than (A) the sale or disposition of substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (B) pursuant to a dividend in kind or spin-off type transactions, directly or indirectly, of such assets to the shareholders of the Company.

For avoidance of doubt, the following events shall not constitute or give rise to a Change in Control: (a) the implementation and consummation of the Second Amended Plan of Reorganization of Metromedia Fiber Network, Inc. et al, dated July 1, 2003, as filed July 16, 2003, as the same may be amended from time to time (the “Plan of Reorganization”) including the exercise or any warrants issued thereunder and the right to purchase shares granted thereunder, or (b) the Company’s Chapter 11 case is converted to a case under Chapter 7 of the Bankruptcy Code, or (c) a Chapter 11 trustee is appointed to administer the Company’s Chapter 11 case.

5.                                            Restricted Stock Units.

(a)                                       The Employee will be granted, as of the Effective Date, stock units under the Incentive Plan for 41,122 shares of the Company’s Class A common stock (the “Stock Units”). One-fifth of the Stock Units will not be subject to forfeiture, and the underlying shares with respect to such Stock Units will be delivered to the Employee on January 2, 2005. One-fifth of the Stock Units will vest on the first anniversary of the Effective Date, and the underlying shares of such Stock Units will be delivered to the Employee on January 2, 2005. An additional one-fifth of the Stock Units will vest, and the underlying shares of such Stock Units will be delivered to the Employee, on each of the second, third and fourth anniversaries of the Effective Date. The Stock Units will be granted pursuant to the terms and conditions as set forth in an agreement to be entered into between the Employee and the Company (the “Stock Unit Agreement”).

(b)                                      In the event of a Change in Control during the Term, 50% of the as yet unvested Stock Units will immediately vest and the underlying shares of all of the vested Stock Units will be immediately delivered to the Employee (but in no event prior to January 2, 2005). For the remaining unvested Stock Units: (i) if, following the Change in Control, Company stock continues to be publicly traded (for example, a merger where the Company is the surviving entity), the unvested Stock Units will continue to vest as set forth in the Incentive Plan; or (ii) if, following the Change in Control, Company stock does not continue to be publicly traded (for example, in an asset purchase or a merger whereby the other party is the surviving entity), then: (A) if the transaction is a stock transaction, the unvested Stock Units will continue to vest as set forth in the Incentive Plan and will be converted into acquirer stock according to the exchange ratio set forth in the transaction; or (B) if the transaction is a cash transaction, the unvested Stock Units will continue to vest as set forth in the Incentive Plan but upon vesting the Company will pay the Employee the value per share paid in the cash transaction.

(c)                                  The Company will use its commercially reasonable efforts to cause the stock delivered to the Employee upon the vesting of Stock Units to be free from restrictions on transfer under the federal securities law other than such restrictions that may be applicable to the holder solely by virtue of being an affiliate of the Company. Such commercially reasonable efforts include seeking a no action letter from the Securities Exchange Commission and otherwise seeking to have such stock registered on a Form
S-8 or made subject to an applicable registration exemption.

(d)                                 In the event that any of the shares of stock delivered to the Employee with respect to vested Stock Units may not, in the reasonable opinion of the counsel to the Company, be sold on the date such shares of stock are delivered to the Employee (i) under an effective registration statement or (ii) to a third party pursuant to Rule 144 or (iii) pursuant to another exemption under the Securities Act of 1933, as amended, at the option of the Employee, the Company shall be obligated to repurchase such number of shares of stock at the fair market value of the stock on the date of such repurchase as required to meet the Company’s required minimum tax withholding with respect to the delivered shares (based on minimum statutory withholding rates for federal, state and local purposes, including payroll taxes, that are applicable to such supplemental taxable income). For purposes of this Section 5(d), fair market value will be determined under the provisions of the Incentive Plan. Notwithstanding the immediately preceding sentence, in the event the Internal Revenue Service determines that the fair market value of the stock is greater than the fair market value as determined under the Incentive Plan and the Employee has incurred additional liability for income taxes, the fair market value for purposes of this Section 5(d) will be increased to the value determined by the Internal Revenue Service. The Employee must give his notice of election to exercise the repurchase right from the Company to the Company within forty-five (45) days of the delivery date of such stock. In the event such Employee does not exercise such right, he will be deemed to have elected to forego such right.

6.                                            Expenses.

The Company will reimburse the Employee for all reasonable out-of-pocket business expenses paid or incurred by him in connection with the performance of his duties and responsibilities hereunder, but payment will be made only against a signed, itemized list of such expenses, utilizing general forms for that purpose established by the Company and accompanied by proper documentation verifying such expenses. Receipts will not be required for any expenses that are less than Twenty-Five Dollars ($25) in value. The Company may audit the Employee’s expense reports at any time.

7.                                            Additional Benefits; Vacations; Facilities.

(a)                                  During the Term, the Employee will be entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans or other plans provided to employees of the Company in similarly-situated senior executive positions generally, subject to the Employee’s satisfying all of the eligibility requirements thereof. Nothing herein will be deemed to require the Company to establish or maintain any employee benefit plan whatsoever, and the Company has the right, in its sole and absolute discretion, to alter, amend, modify, discontinue or terminate any and all employee benefit plans at any time.

(b)                                 During the Term, the Employee will be entitled to the same paid holidays as are provided to employees in similarly-situated senior executive positions generally and will be entitled to take five weeks of paid time off (including vacation days and sick days) per calendar year, consistent with his duties and responsibilities hereunder and the Company’s vacation policy. Paid time off which remains unused at the end of a calendar year will be subject to the then existing policy regarding carryover of, or payments for, such unused time. With respect to the period beginning with the Effective Date and ending on December 31, 2003, the Employee will be entitled to: (i) any accrued but unused paid time off he had as of the Effective Date under MFN’s then existing policy: and (ii) the number of days of paid time off (including vacation days and sick days) which is equal to five weeks multiplied by a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2003 and the denominator of which is 365.

(c)                                  The Company will furnish the Employee with such working facilities and other services as are suitable to his position and are adequate for the performance of his duties hereunder.

(d)                                 If the Employee qualifies for term life insurance at non-smoker’s rates, the Company will provide the Employee during the Term, at no cost to the Employee, with a minimum of $1 million term life insurance. If the Employee fails to qualify for term life insurance at non-smoker’s rates, the Company will make its best efforts to provide the Employee, at no cost to the Employee, with the maximum amount of term life insurance it can obtain for the premiums the Company would have paid on a $1 million term life insurance on the Employee at non-smoker’s rates if the Employee were qualified for such insurance.

8.                                            Termination of Employment.

This Agreement may be terminated prior to the end of the Term in accordance with the following provisions:

(a)                                  Death. In the event of the Employee’s death prior to the end of the Term, this Agreement will automatically terminate. In such event, the Employee’s beneficiary or beneficiaries will be entitled to: (i) all accrued but unpaid Base Salary; (ii) all accrued but unpaid annual bonuses under the Bonus Plan for years prior to the year of the termination of employment; (iii) a pro-rated annual bonus under the Bonus Plan for the year of the termination of employment (at the rate he would be entitled to receive under the Bonus Plan if 100% of the annual target was satisfied); and (iv) all accrued vacation (collectively, the “Accrued Benefits”).

Upon the Employee’s death, the unvested portion of the Option will immediately vest and become exercisable. The Option will remain exercisable until the earlier of: (x) the third anniversary of the Employee’s death; or (y) the 10th anniversary of the Effective Date. In addition, upon the Employee’s death, all unvested Stock Units will immediately vest and the underlying shares of the Stock Units will be immediately delivered to the Employee’s beneficiary or beneficiaries (but in no event prior to January 2, 2005).

(b)                                 Disability. If the Employee suffers a Disability (as hereinafter defined) prior to the end of the Term, this Agreement may be terminated at the option of the Company by notice from the Company to the Employee given at any time after the Employee has suffered a Disability. The term “Disability” means that the Employee is unable, for a period of ninety (90) consecutive days or more during the Term, because of a physical or mental illness or condition, to perform his duties hereunder. In such event, such termination will be effective as of the date on which the Company gives notice to the Employee that it is terminating his employment hereunder pursuant to this Section 8(b) without further obligation to Employee other than to pay the Accrued Benefits and as otherwise provided herein. Upon the termination of Employee’s employment with the Company as a result of a Disability, the unvested portion of the Option will immediately vest and become exercisable. The Option will remain exercisable until the earlier of: (i) the third anniversary of the termination of the Employee’s employment; or (ii) the 10th anniversary of the Effective Date. In addition, upon termination of employment as a result of a Disability, all unvested Stock Units will immediately vest and the underlying shares of the Stock Units will be immediately delivered to the Employee (but in no event prior to January 2, 2005).

(c)                                  For Cause or Not For Good Reason.

(i)                                          This Agreement may be terminated prior to the end of the Term at the option of the Company for Cause (as hereinafter defined) or by the Employee not for Good Reason (as defined in subsection (d) below), effective as of the date on which the Company gives notice to the Employee that it is terminating his employment pursuant to this Section 8(c) or the date on which the Employee gives notice to the Company that he is terminating his employment pursuant to this Section 8(c).

(ii)                                       The term for “Cause” means any of the following events:

(A)                              fraud, misappropriation or embezzlement of funds or property by the Employee involving the Company or an Affiliated Company (as hereinafter defined);

(B)                                the conviction of the Employee in any jurisdiction for any crime which constitutes a felony, or which constitutes a misdemeanor that involves fraud, moral turpitude or material loss to the Company or an Affiliated Company, or their respective businesses or reputations;

(C)                                the Employee’s material misconduct in, or material neglect of, the performance of his material duties and responsibilities hereunder, or the Employee’s repeated violation of any reasonable specific written directions of the CEO which directions are consistent with the provisions of this Agreement; and

(D)                          the Employee’s material breach of this Agreement, including but not limited to the provisions set forth in Sections 10 (Confidential Information), 11 (Restricted Covenants), 12 (Bribery, Extortion or Kickbacks) and 13 (Intellectual Property) hereof;

provided, however, if any such event described in Section 8(c)(ii)(C) or (D) (other than an event described in Section 12) occurs and is reasonably curable, no termination for cause will be made unless the Employee fails to cure such event promptly and in no event later than ten (10) days after written notice thereof is given to the Employee by the Company acting through its CEO, General Counsel or Board.

(iii)                                    In the event of the termination of the Employee’s employment hereunder for “Cause” or by the Employee not for “Good Reason”, such termination will be effective as of the date of notice of such termination and the Company will have no further obligations whatsoever hereunder to compensate the Employee pursuant to the terms of this Agreement other than with respect to: (A) accrued but unpaid Base Salary, accrued paid time off. and any accrued benefits under the Company’s benefit plans through the date of termination; and (B) any undelivered shares of the Company’s Class A common stock underlying previously vested Stock Units and the Company’s obligations under Section 5(d) hereof with respect to such shares. All unvested Stock Units and Options shall be forfeited. The vested portion of the Option must be exercised within ninety (90) days of termination, and will thereafter be forfeited.

(iv)                                   The term “Affiliated Companies” means all entities that directly or indirectly control, or are controlled by, the Company, all entities that are under direct or indirect common control with the Company, and all entities in which the Company has a significant joint venture or other similar interest. (Any entity which is a member of the Affiliated Companies is referred to herein as an “Affiliated Company”.) “Control” and “controlled” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other entity, whether through ownership of voting securities, by contract or otherwise.

(d)                                      For Good Reason or Without Cause.

(i)                                          This Agreement may be terminated prior to the end of the Term by the Employee for Good Reason (as herein after defined) or at the option of the Company without Cause. effective as of the date on which the Employee gives notice to the Company that he is terminating his employment pursuant to this Section 8(d) or as of the date on which the Company gives notice to the Employee that it is terminating his employment pursuant to this Section 8(d).

(ii)                                       The term “Good Reason” means any of the following events:

(A)                           fruad by the Company or an Affiliated Company in which the Employee was not a participant:

(B)                                     indictment or conviction of the Company in any jurisdiction for any crime which constitutes a felony, or which constitutes a misdemeanor that involves fraud or moral turpitude in which the Employee was not a participant;

(C)                                     the Company’s material breach of any provision of the Agreement which breach continues uncured for ten (10) days after written notice thereof is given to the Company by the Employee; and

(D)                                    relocation of the Employee’s principal place of employment to a location more than 30 miles from the Employee’s principal place of employment on the Effective Date.

(iii)                                Upon the termination the Employee’s employment with the Company by the Company without Cause or by the Employee for Good Reason, the Employee will be entitled to receive from the Company: (A) the Accrued Benefits; (B) payments of Base Salary for 12 months; (the “Severance Payments”); and (C) continuation of health and welfare benefits for 12 months (subject to such continuing health and welfare benefits being terminated in the event coverage is provided to the Employee by a subsequent employer). The unvested portion of the Option will immediately vest and become exercisable. The Option will remain exercisable until the earlier of: (x) the third anniversary of the termination of the Employee’s employment; or (y) the 10th anniversary of the Effective Date; provided, however, if the termination of the Employee’s employment occurs upon or after a Change in Control, the portion of the Option which was vested at the time of the Change in Control or became vested upon the Change in Control shall remain exercisable for the remaining ten-year term of the Option. In addition, upon such termination of employment, all unvested Stock Units shall immediately vest and the underlying shares of the Stock Units shall be immediately delivered to the Employee (but in no event prior to January 2, 2005).

(e)                                       Release. A condition precedent to the Company’s obligations under Section 8(d) will be the Employee’s execution and delivery of the release of all claims (other than claims under this Agreement and for directors’ and officers’ indemnification) he may have against the Company, its affiliates and their directors, officers, employees, agents and shareholders which relate to his employment with the Company and termination of such employment (the “Release”). At the time the Employee delivers his Release to the Company, the Company will execute and deliver to the Employee a release of any claims it may have against the Employee which relate to his employment with the Company and the termination of such employment.

(f)                                         Payment Date. The Employee will receive all required payments under subparagraphs (a) – (c) no later than 30 days following the Employee’s termination of employment. The Employee will receive the Accrued Benefits and Severance Payments required under subparagraph (d) in a lump-sum payment no later then ten (10) business days following the execution and delivery of the Release by the Employee.

(g)                                      No Mitigation; No Set-Off. In the event of the termination of Employee’s employment by the Company without Cause or by the Employee for Good Reason, the

Employee shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided to him by any subsequent employment he may obtain. Notwithstanding the preceding, if the Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason, the obligation of the Company to continue to provide the Employee with heath insurance under Section 8(d) (iii) (C) shall cease upon coverage by a subsequent employer.

9.                                  Excise Tax.

In the event that any payment or benefit made or provided to or for the benefit of the Employee in connection with this Agreement or his employment with the Company or the termination thereof (a “Change in Control Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended, (or any successor to such section), if it is determined that, on an after-Excise Tax basis, the Employee’s economic benefit would be increased if the Company reduced the Change in Control Payments to be provided to the Employee to the extent necessary to avoid the imposition of the Excise Tax. the Company will reduce such Change in Control Payments to the Employee. The determination regarding the Excise Tax will be made by an expert on the issues related to the Excise Tax selected by the Company and approved by the Employee. The same expert will be used for the determination of any other Excise Taxes due relating to a Change in Control for any other employee.

10.                            Confidential Information. The Employee covenants and agrees that:

(a)                                  During the Term and thereafter, he will keep secret and retain in the strictest confidence all information about business and financial matters (including, without limitation, information relating to costs, profits. budgets and plans for future development, strategy, methods of operation and marketing concepts) of the Company and the Affiliated Companies, their respective employment policies and plans, and any other trade secrets and proprietary information relating to the Company, the Affiliated Companies or their respective operations, business and financial affairs, other than information which is otherwise generally available to the public other than as a result of a disclosure by the Employee (collectively, the “Confidential Information”), and, for such time as the Company or any Affiliated Company is operating. not disclose any Confidential Information to anyone outside of the Company or an Affiliated Company, either during or after the term of his employment by the Company or an Affiliated Company, except: (i) in the course of performing his duties hereunder; (ii) with the Company’s express prior written consent: or (iii) as required by law.

(b)                                 The Employee will surrender to the Company immediately after the termination of his employment hereunder, or at any time the Company may so request, all memoranda. notes, records, reports, lists and other documents in whatever form or medium containing, describing or relating to Confidential Information, together with all copies thereof, obtained by him or entrusted to him during the course of his employment by the Company or an Affiliated Company or otherwise in his possession at the time of such termination or request.

(c)                                  This section does not supersede any confidentiality agreements between MFN and the Employee signed by the Employee prior to the Effective Date. All such confidentiality agreements will continue in full force and effect with the Company substituted for MFN, where applicable.

11.           Restrictive Covenants.

(a)           Employee covenants and agrees that:

(i)            except with respect to a Permitted Investment (as such term is defined below), while employed by the Company and, if the Employee’s employment with the Company is terminated for any reason during the Term, for nine months after the termination of his employment with the Company, he will not compete, directly or indirectly, with the Company or any Affiliated Company, by participating in the direct or indirect ownership, management, operation or control, whether as an officer, director, partner, employee, advisor, stockholder, investor, consultant, agent, independent contractor, lender or otherwise, of any corporation, partnership or other entity which owns, acquires or seeks to acquire or obtain any franchise, lease or license, relating to, or is otherwise engaged in, the acquisition of or planning, design, construction and deployment of fiber optic telecommunications services or the provision of high performance, managed co-location or internet connectivity solutions for electronic commerce and other business critical internet operations or similar business purpose (collectively “Telecommunications Services”). As used in this Section 10(a), “Permitted Investment” means the ownership by the Employee (as the result of open market purchase(s)) of one ( 1%) percent or less of any class of capital stock of a corporation which is regularly traded on a national securities exchange or over the counter on the NASDAQ system.

(ii)           for one (1) year after the termination of his employment with the Company for any reason whatsoever;

(A)          he will not solicit. in competition with the Company or any Affiliated Company, any person who is a customer of the Company or any Affiliated Company; and

(B)           he will not employ or induce or attempt to persuade any employee of the Company or any Affiliated Company to terminate his employment relationship in order to enter into competitive employment, or in any way cause, influence or participate in the employment of any such individual by anyone else in any business that is competitive with any business then engaged in by the Company or any Affiliated Company.

(b)           If any of the restrictions contained or referenced in this Section 10 is for any reason held by court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with applicable law; provided, however, that such court’s determination will not affect the enforceability of Section 10 hereof in any other jurisdiction.

(c)           If Executive breaches, or threatens to commit a breach of, any of the provisions of this Section 11 (collectively, the “Restrictive Covenants”), the Company will have the following rights and remedies, each of which rights and remedies will be independent of the other and severally enforceable, and all of which rights and remedies will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

(i)            Specific Performance. The right and remedy to seek from any court of competent jurisdiction specific performance of the Restrictive Covenants or injunctive relief against any act which would violate any of the Restrictive Covenants, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy.

(ii)           Accounting. The right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Employee as the result of any transactions constituting a breach of any of the Restrictive Covenants.

12.           Bribery, Extortion and Kickbacks.

Employee will not at any time make or promise to make or accept any payments or transfers of value which has the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or conducting business for the Company. Employee will not at any time agree that he will, in connection with his employment or in connection with any other business transactions involving the Company, make or promise to make any payment or transfer anything of value, directly or indirectly: (i) to any governmental official or employee (including employees of government corporations); (ii) to any political party, official of a political party or candidate (or to an intermediary for payment to any of the foregoing); (iii) to any officer, director, employee, or representative of any actual or potential customer of the Company; or (iv) to any other person or entity. The foregoing will not prohibit normal and customary business entertainment or the giving of business mementos of nominal value.

13.           Ownership of Intellectual Property.

(a)           All Inventions (as hereinafter defined), or patents, trademarks, copyrights, trade secrets or any other rights relating to any of the foregoing, which have or may have a material importance to the business of the Company and which are conceived or made by Employee in connection with his employment with the Company, either alone or with others, are the sole and exclusive property of the Company whether or not they are conceived or made during work time for the Company, except to the extent generally known by persons generally knowledgeable in the fiber optics telecommunications field.

(b)           Employee will immediately disclose to the Company any and all Inventions (whether or not patentable) made or conceived by the Employee during the Term, either alone or in conjunction with others, whether or not made or conceived at the request or upon the suggestion of the Company, whether or not resulting from any work done in the course of employment, whether or not reduced to practice during the term of employment, and whether or not made or conceived during or outside of the usual hours of employment or upon or not upon any premises of the Company.

(c)           Employee assigns and will hereafter assign to the Company all present or future right, title and interest in and to all Inventions referred to above. Employee will not disclose any such Inventions to any third party without the written consent of the Company.

(d)           At any time and from time to time during and after the Term, on the request of the Company, without further consideration Employee will: (i) execute specific documents of assignment in favor of the Company, or its nominee, of any of the Inventions covered hereunder. (ii) execute all papers and perform all acts the Company considers necessary or advisable for the preparation, application procurement, maintenance, enforcement and defense of patent applications and patents of the United States or other jurisdictions of such Inventions, if applicable, for the perfection or enforcement of any trademarks, copyrights or trade secrets relating to such Invention, and for the transfer of any interest the Employee may have in such Inventions, and (iii) execute any and all papers and comments which the Company considers to necessary to vest sole right, title and interest in the Company or its nominee in and to the above Inventions, patent applications, patents, or any trademarks or copyright or applications therefore relating thereto. Notwithstanding the foregoing, after termination of employment, Employee will be entitled to reasonable compensation for more than incidental time and effort required to be expended by Employee to fulfill his responsibilities under clause (ii). Employee will execute all documents (including those referred to above) and do all other acts which the Company considers to be necessary to assist in the preservation of all the Company’s interests in such Inventions.

(e)           Upon execution of this Agreement, Employee will provide to the Company, if Employee has not already done so, a complete written list of all Inventions which have been made or conceived before his employment with the Company commenced or first reduced to practice by Employee alone or in conjunction with others prior to employment with the Company.

(f)            For purposes of this Section 13. “Invention” means: (i) any and all machines, apparatuses, compositions of matter, methods, know-how, processes, computer programs, designs, configurations, uses thereof, or writings (in any form or any media) of any kind, discovered, conceived, developed, made or produced, or any improvement to the same, and will not be limited to the definition of any invention contained in the United States Patent law; (ii) all matters subject to copyright protection under United States law; (iii) all matters subject to trademark protection under the laws of the United States or those of any state of the United States or under common law of any jurisdiction within the United States; and (iv) all matters subject to protection as trade secrets under the laws or common law of any state of the United States or of the United States.

(g)           For purposes of this Section 13, the term “Work Product” refers to all work product and work-in-progress generated, created, or developed by Employee in the course of employment, regardless of the form or medium in which such Work Product is embodied, including without limitation electronic form and new media. All Work Product will be deemed work made for hire as defined by the Copyright Act of 1976. As such, all right, title and interest in and to all Work Product will vest in and remain with the Company from its inception, and Employee will execute all documents and all acts which the Company considers necessary to assist in the preservation of the Company’s interest in such Work Product.

(h)           If a court of competent jurisdiction determines that the Work Product does not constitute work made for hire, Employee agrees that this Agreement constitutes a written continuing assignment by the Employee to the Company of all right, title and interest in and to the Work Product.

(i)            This section does not supersede any intellectual property agreements between MFN and the Employee signed by the Employee prior to the Effective Date. All such intellectual property agreements will continue in full force and effect with the Company substituted for MFN, where applicable.

14.           Enforcement.

It is agreed by the Employee that any breach or threatened breach by the Employee of any provision of Sections 9, 10, 11, 12 or 13 hereof cannot be remedied solely by damages. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 9, 10, 11, 12 or 13 hereof, the Company or any Affiliated Company will be entitled to injunctive relief restraining the Employee and any business, firm, partnership, individual, corporation or other entity participating in such breach or threatened breach. Nothing contained herein will be construed to prohibit the Company or any Affiliated Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including, without limitation, the recovery of damages.

15.           Representations and Warranties.

(a)           The Employee represents and warrants to the Company that:

(i)              The Employee has full power and authority to enter into this Agreement, and this Agreement has been duly and validly executed and delivered by the Employee and constitutes the legal, valid and binding obligation of the Employee, enforceable against the Employee in accordance with its terms;

(ii)             The execution and delivery of this Agreement by the Employee and his performance hereunder will not violate any provision of law and will not conflict with or result in a breach of any judgment, decree, order, writ, injunction, regulation, ordinance or other similar document or instrument of any court or governmental authority, and will not (with or without the giving of notice or lapse of time, or both) violate or breach any term or condition of, or constitute a default under, any agreement, document or instrument to which the Employee is a party or by which he is bound; and

(iii)            The execution and delivery of this Agreement by the Employee and his performance hereunder do not require the consent or approval of any other person or entity.

(b)           The Company represents and warrants to the Employee that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder and this Agreement has been duly executed and delivered, will be valid and binding as of the Effective Date and enforceable in accordance with its terms.

16.           Notices.

All notices and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand, registered or certified mail (first class postage and fees prepaid, return receipt requested), facsimile or overnight courier guaranteeing next-day delivery, as follows:

If to the Company, one copy to:

AboveNet Inc.

360 Hamilton Avenue

White Plains, New York 10601

Attention: Chief Executive Officer

Fax No.: (914) 421-7550

If to the Employee, one copy to:

Michael A. Doris

10 Nathan Court

Syosset, New York 11791

and/or to such other persons and addresses as any party specifies in writing to the other by notice as aforesaid.

17.           Prior Agreement; Entire Agreement.

The Employee and the Company hereby acknowledge and agree that the terms and provisions of this Agreement shall replace and supersede any prior employment or services agreement which the Employee may have previously entered into with the Company or any of its predecessors in interest, except as provided in Sections 10 and 13 of this Agreement, and constitutes the entire agreement between the Company and the Employee as of the Effective Date with respect to the subject matter hereof. This Agreement also supersedes the KERP, except for Sections III, VI and VII and the Employee’s right to receive Success Payment E pursuant to Section IV(c)(vi). Notwithstanding the foregoing, the Employee will continue to be entitled to any accrued salary, reimbursement of expenses, welfare or pension benefits he accrued on or prior to the Effective Date under any prior agreement and to all rights or benefits he is entitled to under the Plan of Reorganization, including, but not limited to, indemnification.

18.           Amendment.

(a)           Prior to the Effective Date, this Agreement may not be amended, changed, modified or discharged except: (i) by an instrument in writing executed by or on behalf of the party or parties against whom any amendment, change, modification or discharge is sought to be enforced; and (ii) with express written permission of the Official Committee of Unsecured Creditors of MFN.

(b)           After to the Effective Date, this Agreement may not be amended, changed, modified or discharged except: (i) by an instrument in writing executed by or on behalf of the party or parties against whom any amendment, change, modification or discharge is sought to be enforced; and (ii) with express written permission of the CEO; provided, however, if an amendment results in a change in the definitions of the term “Change in Control”, “Cause” or “Good Reason” or in a change in the provisions of Section 2(a) hereof, such amendment must be made with the express written permission of the Board.

19.           Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or of any other covenant, duty, agreement or condition of this Agreement, any such waiver being made only by a written instrument executed and delivered by the waiving party. Such written waiver by the Company must be approved by the CEO, except that in the case where the waiver involves an event within the definition of Cause or a breach of the Employee’s obligations under Section 2(a) hereof, such written waiver by the Company must be approved by the Board.

20.           Assignability.

This Agreement will not be assignable by the Employee and any purported assignment hereof by the Employee will be null and void. This Agreement will be binding upon, and inure to the benefit of, the Employee and his heirs, executors, administrators and legal representatives, and the Company and its successors and assigns.

21.           Severability.

If any of the covenants contained in this Agreement, including, without limitation, those contained in Sections 10, 12 or 13 hereof, are hereafter construed to be invalid or unenforceable in any jurisdiction, the same will not affect the remainder of the covenant or covenants or their enforceability in any other jurisdiction, which will be given full force and effect, without regard to the invalid portions or the enforceability in such other jurisdiction.

22.           Governing Law.

This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of New York without reference to conflict of laws principles.

23.           Indemnification and Liability Insurance.

The Company agrees to indemnify the Employee and hold him harmless, both during the Term and thereafter, to the fullest extent permitted by law and under the articles, by-laws, or other agreements of the Company against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys fees), losses, and damages resulting from the Employee’s good faith performance of his duties as an officer or director of the Company, on or after the Effective Date. If the Company obtains and/or maintains directors’ and officers’ liability insurance, the Employee will be covered under such insurance to the same amount and to the same extent as other officers and directors of the Company are covered.

24.           Consent to Jurisdiction and Service of Process.

The parties hereto irrevocably (a) submit to the exclusive jurisdiction of the courts of the State of New York or the courts of the United States located in the State of New York, for the purpose of any suit, action or other proceeding arising out of this Agreement, and (b) waive to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that they are not subject to the personal jurisdiction of the above-named courts, that their property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) waive the right to a trial by jury in any such suit, action or proceeding.

The Employee hereby consents to service of process in any such suit, action or proceeding in any manner permitted by civil practice laws and rules of the State of New York, and agrees that service of process by registered or certified mail, return receipt requested, at his address specified in or pursuant to Section 16 hereof is reasonably calculated to give actual notice.

25.           Costs.

Each party to this Agreement will pay his costs (including legal fees) in connection with enforcement of this Agreement. However, if the Employee prevails on such issues, the Company will reimburse the Employee for all reasonable costs, including legal fees that the Employee incurs. Notwithstanding the preceding, the Employee will not be reimbursed if the Employee challenges the validity of Section 11, regardless of whether the Employee is successful in such challenge.

26.           Headings.

The headings contained in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

27.           Construction.

(a)           For purposes of this Agreement, whenever the context requires; the singular number will include the plural, and vice versa; and the masculine gender will include the feminine and neuter genders.

(b)           As used in this Agreement the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

28.           Counterparts.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

29.           Agreement Not Binding Prior to the Effective Date.

This Agreement is not binding on either party prior to the Effective Date and shall not become effective if the Employee’s employment with MFN is terminated on or prior to the Effective Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ABOVENET INC.

By:	/s/ John W. Gerdelman

Name:	John W. Gerdelman

Title:

/s/ Michael A. Doris
Michael A. Doris